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February 2, 1995

Kimball International, Inc.
1600 Royal Street
Jasper, IN  47549




To The Board of Directors and Share Owners Of
       Kimball International, Inc.:

We are aware that Kimball International, Inc. has incorporated by reference in its Registration Statement No. 33-20125 its Form 10-Q for the quarter ended December 31, 1994, which includes our report dated January 16, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP
ARTHUR ANDERSEN LLP







                                                          Part I - Exhibit (15)